EXHIBIT 23.4
Consent of Independent Audit Firm
To the Board of Directors
TNP Strategic Retail Trust, Inc.
     We consent to the use in this Pre-Effective Amendment No. 1 to Post-Effective Amendment No. 1 to Registration Statement (No. 333-154975) on Form S-11 of our report dated January 22, 2010, with respect to the Statement of Revenues and Certain Expenses for the period from November 10, 2008 (date of commencement of operations) to September 30, 2009, for Moreno Marketplace. We further consent to the reference to us under the heading “Experts” in the prospectus.
/s/ KMJ Corbin & Company LLP
Costa Mesa, California
March 16, 2010